Exhibit 5.2

10250 Constellation Blvd., Suite 1100 Los Angeles, California 90067 Tel: +1.424.653.5500 Fax: +1.424.653.5501 www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Dubai	Riyadh
June 23, 2026	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Westport Fuel Systems Inc.

1691 West 75th Avenue

Vancouver, British Columbia, V6P 6P2

Re:	Registration Statement on Form F-3

To the addressee set forth above:

We have acted as special counsel to Westport Fuel Systems Inc., a corporation incorporated under the Business Corporations Act (Alberta) (the “Company”), in connection with the proposed issuance of (i) 1,600,000 shares (the “Shares”) of the Company’s common shares, no par value per share (the “Common Shares”), and (ii) a pre-funded warrant to purchase up to 3,254,369 Common Shares (the “Pre-Funded Warrant”). The Shares and the Pre-Funded Warrant are included in a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 18, 2025 (Registration No. 333-289669) (as so filed and as amended, the “Registration Statement”), a base prospectus dated August 22, 2025 (the “Base Prospectus”) and a prospectus supplement dated June 22, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares and the Pre-Funded Warrant are being sold pursuant to a securities purchase agreement dated June 22, 2026 between the Company and the purchaser named therein (the “Purchase Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Pre-Funded Warrant.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to Alberta law are addressed in the opinion of Bennett Jones LLP filed as an exhibit to the Company’s Form 6-K dated June 23, 2026. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such elements.

June 23, 2026

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.                  When the Pre-Funded Warrant has been issued by the Company against payment therefor in the circumstances contemplated by the Purchase Agreement, the Pre-Funded Warrant will be a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

With your consent, except to the extent we have expressly opined as to such matters with respect to the Company herein, we have assumed (a) that the issue and the sale of the Pre-Funded Warrant has been duly authorized by all necessary corporate action of the Company, (b) that the Pre-Funded Warrant has been duly authorized, executed and delivered by the parties thereto, (c) that the Pre-Funded Warrant constitutes legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, (d) that the status of the Pre-Funded Warrant as a legally valid and binding obligation of the Company is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any debt securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (o) the severability, if invalid, of provisions to the foregoing effect.

June 23, 2026

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 6-K dated June 23, 2026 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP